CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated October 20, 2015, relating to the financial statements and financial highlights of Templeton Constrained Bond Fund, Templeton Emerging Markets Bond Fund, Templeton Global Bond Fund, Templeton Global Total Return Fund and Templeton International Bond Fund, which appear in the August 31, 2015 Annual Reports to Shareholders of Templeton Income Trust, which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

San Francisco, California

December 23, 2015